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                                                                   EXHIBIT 99(A)

                                  RISK FACTORS

      You should carefully consider the following discussion of various risks and uncertainties, keeping in mind that they are not the only ones that affect us. Additional risks which we do not presently consider material, or of which we are not currently aware, may also have an adverse impact on us. Unless otherwise noted (1) the terms "Electro Rent," "we," "us," and "our," refer to Electro Rent Corporation and its subsidiaries, and (2) the terms "Common Stock" and "shareholder(s)" refer to Electro Rent's common stock and the holders of that stock, respectively.

      Except for the historical statements and discussions contained in these Risk Factors, statements contained in these Risk Factors constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect the current views of our management with respect to future events and financial performance. All plans, projections, and future estimates are forward-looking statements, which in some, but not all, cases, are identified by words such as "anticipates," "believes," "expects," "intends," "future," and other similar expressions. Please do not put undue reliance on forward looking statements. Forward looking statements are subject to certain risks and uncertainties, not all of which are disclosed in the following Risk Factors. Although we believe our assumptions are reasonable, it is likely that at least some of these assumptions will not come true. Accordingly, our actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to those differences include the ones discussed below, as well as those discussed elsewhere in our Annual Report on Form 10-K for the fiscal year ended May 31, 2004, our Annual Report to Shareholders (especially in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," and in "Quantitative and Qualitative Disclosure About Interest Rates and Currency Rates,") and our other filings with the Securities and Exchange Commission. Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that any forward-looking information will in fact prove to be correct. We do not undertake any obligation to update forward-looking statements.

COMMON STOCK PRICE FLUCTUATIONS

      Our Common Stock price has fluctuated significantly and may continue to do so in the future.

      General Factors. We believe some of the reasons for past fluctuations in the price of our stock have included:

      -     announcements of developments related to our business;

      - announcements concerning new products or enhancements in the equipment that we rent; or developments in our relationships with our customers;

      - variations in our revenues, gross margins, earnings or other financial results from investors' expectations; and

      - fluctuations in results of our operations and general conditions in the economy, our market, and the markets served by our customers.

      In addition, prices in the stock market have been volatile in recent years. In many cases, the fluctuations have been unrelated to the operating performance of the affected companies. As a result, the price of our Common Stock could fluctuate in the future without regard to our operating performance.

      Future Sales of Electro Rent Common Stock. Sales of Electro Rent's Common Stock by our officers, directors and employees could adversely and unpredictably affect the price of our shares. Additionally, the price could be affected even by the potential for sales by these persons. In addition to the approximately 24,901,373 shares outstanding as of July 30, 200, we are authorized to issue up to 1,275,228 shares of Common Stock upon exercise of stock options issued under our Stock Option Plans.

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We cannot predict the effect that any future sales of our Common Stock, or the potential for those sales, will have on our share price.

FLUCTUATIONS IN OPERATING RESULTS

      Historically, Electro Rent's operating results have fluctuated, and we expect that fluctuations could continue in the future. The fluctuations in our past results have resulted from many factors, some of which are beyond our control. In the future, these or other factors could have a material adverse impact on our operating results and cause our stock price to decrease.

      Timing of Equipment Purchases and Sales. The profitability of our business depends in significant part on controlling the timing, pricing and mix of purchases and sales of equipment. We seek to acquire new and used equipment at attractive prices, from which we feel we can make a profit as a result of a combination of renting and or selling that equipment. We base expenditures for equipment purchases, sales and marketing and other items on our expectations of future customer demand. In order to maximize overall profit from the rental, leasing, and sales of equipment, we manage our equipment pool on an on-going basis by analyzing our product strategy for each specific equipment class in light of that equipment's historical and projected lifecycle. In doing so, we compare our estimate of potential profit from rental with the potential profit from the product's immediate sale and replacement with new or other equipment.

      Basis of Equipment Pool Management. Our overall equipment management is complex and our product strategy can change during a product's lifetime based upon numerous factors, including the U.S. and global economy, interest rates and new product launches. Our strategic equipment decisions are based on the following fundamentals:

      -     The acquisition cost for Electro Rent;

      -     Our estimates of current and future market demand for rentals;

      -     Our estimates of current and future supply of product;

      - The book value of the product after depreciation and other impairment;

      - Our estimates of the effect of interest rates on rental and leasing fees as well as capital financing; and

      -     Our estimates of the potential current and future sale prices.

      However, historical trends are not necessarily indicative of future trends. If our assumptions prove to be wrong, and our revenues fall short of our expectations, we may not be able to adjust our inventory quickly enough to compensate for lower demand. In addition, as demand for a product falls, we may have difficulty in selling any of our excess equipment at a favorable price or at all. Both of these factors can compound the impact of any revenue shortfall and further affect our operating results and the price of our stock.

      Risks Associated with Changing Economic Conditions. Our customers historically have reduced their expenditures for electronic equipment during economic downturns. Accordingly, when the domestic and/or international economy weakens, demand for our services may decline. A large part of our equipment pool is rented or leased to customers in the aerospace, defense, electronics and telecommunications industries. Slowdowns in the U.S. or global economy generally, or one or more of these specific industries, could have a material adverse effect on our operating results and stock price. In fact, in fiscal 2002 and fiscal 2003, the U.S. economy experienced a downturn and the core industries we serve were negatively impacted. As a result, we experienced a decline in revenues, and we were left with a relatively high percentage of unusable equipment, the value of which we wrote down on our books and was reflected, for accounting purposes, as impaired.

      Seasonal and Quarterly Fluctuations. Regardless of the overall economic outlook domestically and globally, December and January typically reflect lower rental activity. In addition, because February is a short month, revenue billing in that month is reduced. We cannot predict whether these seasonal factors or their effects will change in the future. The seasonal spending patterns of our customers are

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affected by factors such as:

      -     weather, holiday and vacation considerations; and

      -     budgetary considerations.

      Additionally, our operating results are subject to quarterly fluctuations resulting from a variety of factors, including remarketing activities, product announcements by manufacturers, economic conditions and variations in the financial mix of new rentals and leases. The financial mix of new rentals and leases is a result of a combination of factors such as:

      -     changes in customer demands and/or requirements;

      -     new product announcements;

      -     price changes;

      -     changes in delivery dates;

      - changes in maintenance policies and the pricing policies of equipment manufacturers; and

      -     price competition from other rental, leasing and finance companies.

      Other Factors. Other factors that may affect our operating results include:

      - competitive forces within our current and anticipated future markets;

      -     changes in interest rates;

      -     our ability to attract customers and meet their expectations;

      -     currency fluctuations and other risks of international operations;

      -     general economic conditions; and

      - differences in the timing of our spending on acquiring equipment, renting or leasing that equipment and receiving revenues from our customers.

      All or any of these and similar factors could result in our operating results differing substantially from the expectations of public market analysts and investors, which would likely have a material adverse impact on our stock price.

RISKS ASSOCIATED WITH TECHNOLOGY CHANGES

      If we do not adequately anticipate or respond to changes in technology, it could have a material adverse effect on our operating results and stock price.

      Technological Advancements. We must anticipate and keep pace with the introduction of new hardware, software and networking technologies and acquire equipment that will be marketable to our current and prospective customers. The equipment we rent can be the subject of rapid technological developments, evolving customer demands and frequent new product announcements and enhancements. If we fail to adequately anticipate or adapt to new technological developments or to recognize changing market conditions, our operating results and stock price could be materially and adversely affected.

      Expenses Resulting from Technological Advancements. As a result of technology developments, we may have to make substantial and unanticipated expenditures to acquire new equipment or invest in further staff education on operating and servicing the equipment we deliver to our customers. Further, we may not adequately anticipate or respond successfully to technological changes for many reasons, including misjudging the impact of technological changes as well as financial, technological or other constraints. If we do not adequately anticipate or respond to changes in technological advancements or customer preferences, it would likely have a material adverse impact on our operating results and stock price.

      Introducing New Products and Services. The markets in which we operate are characterized by rapidly changing technology, evolving industry standards and declining prices of certain products. Our operating results will depend to a significant extent on our ability to continue to introduce new services

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and to control and/or reduce costs on existing services. Whether we succeed in our new offerings depends on several factors such as:

      -     including proper identification of customer needs;

      -     our costs;

      - timely completion and introduction of products and services as compared to our competitors;

      - our ability to differentiate our equipment and services from our competitors; and

      -     market acceptance of our business.

RISKS ASSOCIATED WITH THE CUSTOMER SOLVENCY

      If we do not collect on contracts with customers, it could have a material adverse effect on our operating results and stock price.

      One of the reasons some of our customers find it more attractive to rent or lease electronic equipment than owning that equipment is the need to deploy their capital elsewhere. This can be particularly true in industries with high growth rates such as the telecommunications industry. However, some of our customers have liquidity issues, and ultimately cannot fulfill the terms of their agreements with us. If we are not able to manage credit risk issues, or if a large number of customers should have financial difficulties at the same time, our credit losses would increase above historical levels. If this should occur, our results of operations and stock price may be materially and adversely affected.

COMPETITION

      If we do not effectively compete in our market, our operating results and stock price will be materially and adversely affected.

      Our industry is characterized by intense competition from several large competitors, some of which have access to greater financial and other resources than we do. Although no single competitor holds a dominant market share, we face intensifying competition from both established entities and new entries in the market. Our primary competitors have been identified by independent industry publications to include:

      -     McGrath Rent Corp.;

      -     Telogy; and

      -     Continental Resources.

      Some of our competitors may offer similar equipment for lease, rental or sale at lower prices and may offer more extensive servicing options.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

      If we do not adequately anticipate and respond to the risks inherent in international operations, it could have a material adverse effect on our operating results and stock price.

      We generate a meaningful portion of our revenues from contracts with Canadian parties. In fiscal 2004, we also sought to develop available international opportunities and supplied several multinational customers to their manufacturing facilities outside of the U.S. Additionally, we have an agency arrangement with a small company in Europe, and we seeking to set up a sales office on mainland China. Our contracts to supply equipment outside of the U.S. are generally priced in local currency. However, our consolidated financial statements are prepared in U.S. dollars. Consequently, changes in exchange rates can unpredictably and adversely affect our consolidated operating results, and could result in exchange losses. Currently, we do not hedge against the risks associated with fluctuations in exchange rates. Although we may use hedging techniques in the future, we may not be able to eliminate or reduce the effects of currency fluctuations. Thus, exchange rate fluctuations could have a material adverse impact on our operating results and stock price.

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      Other Risks Associated with International Operations. Additionally, our financial results may be adversely affected by other international risks, such as:

      -     international political and economic conditions;

      -     changes in government regulation in various countries;

      -     trade barriers;

      - difficulty in staffing our foreign sales and services centers, and in training and retaining foreign employees;

      -     adverse tax consequences; and

      -     costs associated with expansion into new territories.

      We expect to continue our international operations and that the revenues we derive from these activities will continue to be a meaningful portion of our total revenues. If we do not anticipate and respond to the risks associated with international operations, it could have a material adverse effect on our operating results and stock price.

RISKS ASSOCIATED WITH OUR MANUFACTURERS AND SUPPLIERS

      If we are not able to obtain equipment at favorable rates, it could have a material adverse effect on our operating results and stock price.

      About 81% of our equipment portfolio at acquisition cost is composed of general purpose test and measurement instruments purchased from leading manufacturers such as Agilent Technologies and Tektronix. The remainder of our equipment pool comprises personal computers and workstations which include personal computers from Compaq, Dell, IBM, Apple, and Toshiba and workstations primarily from Sun Microsystems and Hewlett Packard. We depend on these manufacturers and suppliers to contract for our equipment. If, in the future, we are not able in to purchase necessary equipment from one or more of these suppliers on favorable terms, we may not be able to meet our customers' demands in a timely manner or for a price that generates a profit. If this should occur, we can make no assurance that we will be able to secure necessary equipment from an alternative source on acceptable terms and our business and stock price may be materially and adversely affected.

DEPENDENCE ON KEY PERSONNEL

      If we are unable to recruit and retain qualified personnel, it could have a material adverse effect on our operating results and stock price.

      Our success depends in large part on the continued services of our executive officers, our senior managers and other key personnel, including, among others, our Chief Executive Officer, Daniel Greenberg, our Senior Vice President of Sales, Gary Phillips, our Chief Financial Officer, Craig Jones, and our Vice President and Secretary, Steven Markheim. The loss of these people, especially without advance notice, could materially and adversely impact our results of operations. It is also very important that we attract and retain highly skilled personnel to accommodate growth and to replace personnel who leave. Competition for qualified personnel can be intense, especially in technology industries, and there are a limited number of people with the requisite knowledge and experience to market, sell and service our equipment. Under these conditions, we could be unable to recruit, train, and retain employees. If we cannot attract and retain qualified personnel, it could have a material adverse impact on our operating results and stock price.

CONTROL BY MANAGEMENT AND OTHERS

      Senior management has significant influence over Electro Rent's policies and affairs and may be in a position to determine the outcome of corporate actions.

      Our executive officers and directors collectively own approximately 19% of our Common Stock.

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Mr. Greenberg, Electro Rent's Chairman and Chief Executive Officer, beneficially owns approximately 17% of Electro Rent's outstanding shares of Common Stock, and other members of his immediate family own approximately an additional 9.5%. In addition, another shareholder controls 22% of Electro Rent's outstanding shares of Common Stock. Consequently, these shareholders, including Mr. Greenberg, may have significant influence over Electro Rent's policies and affairs and may be in a position to determine the outcome of corporate actions requiring stockholder approval. These may include, for example, the election of directors, the adoption of amendments to our corporate documents and the approval of mergers and sales of our assets.

RISKS ASSOCIATED WITH POSSIBLE ACQUISITIONS AND NEW BUSINESS VENTURES

      If we cannot successfully implement any future acquisitions or new business ventures, it could have a material adverse effect on our operating results and stock price.

      On occasion we evaluate business opportunities that appear to fit within our overall business strategy. In fact, in March 2004, we acquired certain contracts of a quick-ship services business from a unit of CIT Group Inc. We could decide to pursue one or more other opportunities by acquisition or internal development. Acquisitions and new business ventures, including our acquisition in March 2004, involve many risks, including:

      - the difficulty of integrating acquired operations and personnel with our existing operations;

      - the difficulty of developing and marketing new products and services;

      - the diversion of our management's attention as a result of evaluating, negotiating and integrating acquisitions or new business ventures;

      -     our exposure to unforeseen liabilities of acquired companies; and

      -     the loss of key employees of an acquired operation.

      In addition, an acquisition or new business venture could adversely impact cash flows and/or operating results, and dilute shareholder interests, for many reasons, including:

      - charges to our income to reflect the impairment of acquired intangible assets, including goodwill;

      - interest costs and debt service requirements for any debt incurred in connection with an acquisition or new business venture; and

      - any issuance of securities in connection with an acquisition or new business venture which dilutes or lessens the rights of our current shareholders.

      We have had only one significant experience in executing and implementing an acquisition, which was our acquisition of General Electric Capital Technology Management Services' test and measurement operations in November 1997. As a result of this 1997 acquisition, Electro Rent was a party to an arbitration proceeding in connection with the purchase price that settled in 2001. Our March 2004 acquisition was designed to supplement our growth and provide us an entry into the disaster recovery business. Although that acquisition was relatively small in size, we have not yet completed integrating this new business with our existing business and can give no assurances that integration will proceed as planned.

      Additionally, although we have implemented new business ventures, those ventures have not always been successful. Accordingly, the actual operating results of the business unit we acquired in March 2004 may not meet our expectations, and we may not succeed in other future new business ventures. The risks associated with acquisitions and new business ventures could have a material adverse impact on our operating results and stock price.

RISKS ASSOCIATED WITH FLUCTUATING INTEREST RATES

Interest Rate Fluctuations could have a material adverse effect on our operating results and stock price.

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      Historically, our primary market risk exposure has been risks related to interest rate fluctuations, primarily related to our previous borrowings under our unsecured revolving credit facility. While we have the ability to draw on our revolving credit line, we currently have no borrowings under this credit facility. Instead, our financial results reflect the effect of changes in interest rates on our leasing yields. Our leasing yields generally directly correlate with market interest rates: When interest rates are higher, our leasing terms incorporate a higher financing charge. However, in times of relatively lower interest rates our financing charges also decrease, and some of our customers choose to purchase new equipment, rather than leasing equipment at all. Lower leasing yields are reflected in lower rental and lease revenues.

ANTI-TAKEOVER PROVISIONS

      The anti-takeover provisions contained in our Charter Documents could materially and adversely impact the value of our Common Stock.

      Certain provisions of Electro Rent's Articles of Incorporation, our Bylaws and California law could, together or separately, discourage, delay or prevent a third party from acquiring Electro Rent, even if doing so might benefit our shareholders. This may adversely impact the interests of our shareholders with respect to a potential acquisition and may also affect the price investors would receive for their shares of Common Stock. Some examples of these provisions in our Articles of Incorporation and Bylaws are:

      - the right of our board of directors to issue preferred stock with rights and privileges which are senior to the Common Stock, without prior stockholder approval; and

      - certain limitations of the rights of stockholders to call a special meeting of shareholders.

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